                                                                     EXHIBIT 2.1

                             COMBINATION AGREEMENT


         This COMBINATION AGREEMENT (this "Agreement") is made and entered into this ______ day of June, 1996, by and among each of the shareholders (individually, a "Shareholder" and collectively, the "Shareholders") of __________________________, a __________________ corporation (the "Company"), the Company and Service Experts, Inc., a Delaware corporation ("SEI").

                             W I T N E S S E T H :

         WHEREAS, the Company operates a heating, ventilating and air conditioning ("HVAC") service and replacement business;

         WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company (the "Shares");

         WHEREAS, SEI has adopted a plan under Section 351 of the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to which (i) the Shareholders, the shareholders of certain other HVAC service and replacement companies similar to the Company and the shareholders of Contractor Success Group, Inc., a corporation providing proprietary products and marketing, management, educational and consulting services to over 270 subscribing HVAC companies, will contribute all of their shares of capital stock to SEI in exchange for shares of Common Stock, $.01 par value per share, of SEI (the "SEI Common Stock") and cash and (ii) such transferees of such shares of Common Stock will, together with purchasers of shares of Common Stock in the initial public offering of SEI Common Stock (the "IPO"), control SEI upon the Closing (the "Exchange");

         WHEREAS, in accordance with the Exchange, the Shareholders desire to transfer the Shares to SEI, and SEI desires to purchase the Shares from the Shareholders, upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises, the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         Section 1. Transfer of the Shares. In accordance with the terms and conditions set forth in this Agreement, the Shareholders will transfer, convey, assign and deliver all of the Shares, free and clear of all liens, encumbrances and claims whatsoever, to SEI in exchange for a combination of shares of SEI Common Stock and cash.

         Section 2.       Purchase Price.

                          (a) Determination of Purchase Price. The purchase price (the "Purchase Price") for the Shares shall be an amount equal to the "Company's Percentage" of 80% of the value of SEI at the time of the IPO, as agreed to by the managing underwriters of the IPO and management of SEI, assuming the Exchange, less the amount of the net proceeds of the IPO remaining after cash payments made in connection with the Exchange. The Company's Percentage shall be equal to the percentage the Company's "Adjusted Net Income" represents of the sum of the Adjusted Net Incomes of all of the HVAC companies participating in the Exchange. Schedule 2(a)(i) sets forth a list of each company expected to participate in the Exchange and its respective Adjusted Net Income and Percentage. Adjusted Net Income was calculated from the Company's net income presented in its financial statements for the 1995 calendar year (prepared in accordance with generally accepted accounting principles), adjusted to exclude all nonrecurring income and expenses and to include (i) all adjustments necessary to present rents at market, (ii) such adjustments to salary as are agreed to by the parties, (iii) all adjustments necessary to give effect to federal and state income taxes as though the Company had been subject to corporate income taxes in calendar year 1995 and (iv) such additional adjustments as are reflected on Schedule 2(a)(ii).

                          (b)     Adjustments to Purchase Price.

                                  (i)      In the event the Company's
                 shareholders' equity (based on the Company's unaudited financial statements as of June 30, 1996) as a percentage of net sales (based on the Company's audited financial statements as of December 31, 1995) is less than ten percent (10%), the Purchase Price will be reduced by an amount equal to the capital contribution required to result in shareholders' equity as a percentage of net sales equaling ten percent (10%).

                                  (ii)     In the event a Shareholder is
                 indebted to the Company, the Purchase Price payable to such Shareholder will be reduced by an amount equal to the indebtedness owing to the Company at the time of the Closing. Any such reduction shall first be applied to the Cash (as hereinafter defined) portion of the Purchase Price and then to the shares of the SEI Common Stock.

                                  (iii)    In the event the Company has any
                 indebtedness, other than indebtedness incurred in connection with the purchase of fixed assets after December 31, 1995, the Purchase Price will be reduced by an amount equal to the indebtedness outstanding at the time of the Closing. Any such reduction shall first be applied to the Cash portion of the Purchase Price and then to the shares of the SEI Common Stock. In the event the Company's shareholders' equity (based on the Company's unaudited financial statements as of June 30, 1996) as a percentage of net sales (based on the Company's audited financial statements as of December 31, 1995) is greater than ten percent (10%), any reduction in Purchase Price pursuant to this subsection (iii) shall be offset up to the amount equal to the distribution required to result in shareholders' equity as a percentage of net sales equaling ten percent (10%).

                          (c) Payment of Purchase Price. The Purchase Price shall be payable to the Shareholders at Closing as follows:

                                  (i) SEI shall pay to the Shareholders up to an aggregate of 25% of the Purchase Price by certified or official bank check, in next day funds, or in such other form and manner as may be mutually satisfactory (the "Cash"). Each Shareholder shall be entitled to elect the percentage of the Purchase Price to be paid in Cash up to a maximum of 25%.
                 Such percentage shall be set forth on the line below such Shareholder's signature on page 31 of this Agreement.

                                  (ii)     SEI shall pay the remainder of the
                 Purchase Price by issuing shares of SEI Common Stock to the Shareholders. SEI shall issue to the Shareholders that number of shares, rounded to the nearest whole number, of SEI Common Stock which is equal to the quotient of (i) the Purchase Price less Cash, divided by (ii) the offering price per share of the SEI Common Stock in the IPO.


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                                  (iii)    The Purchase Price shall be
                 allocated among the Shareholders as set forth on Schedule 2(c)(iii) attached hereto.

                                  (iv) An aggregate of 10% of the shares of SEI Common Stock to be issued to the Shareholders shall be held in escrow pursuant to the terms and conditions of the escrow agreement attached hereto as Schedule 2(c)(iv) (the "Escrow Agreement").

         Section 3. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place, following satisfaction of all of the conditions set forth in Sections 9 and 10 hereof, or the waiver thereof, simultaneously with the closing of the IPO as described in
Section 9(k) hereof (the "Closing Date"), at the offices of Waller Lansden Dortch & Davis, in Nashville, Tennessee, or at such other location as the parties shall mutually agree.

         Section 4. Shareholder Acknowledgments. The Shareholders hereby acknowledge the following:

                          (a) The issuance of the SEI Common Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon exemptions from registration contained in the Securities Act, and SEI's reliance upon such exemptions is based in part upon the Shareholders' representations, warranties and agreements contained in this Agreement.

                          (b) The following legends shall appear on the certificates for the shares of SEI Common Stock issued hereunder. The undersigned agrees not to transfer the shares, that SEI may refuse to permit transfer of the shares and that the shares must be held indefinitely in the absence of compliance with the terms of such legends:

                          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE DISPOSED OF OTHER THAN
                          (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (ii) AN OPINION OF COUNSEL ACCEPTABLE TO THE ISSUER OF COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION. THE ISSUER SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO IT WITH RESPECT TO COMPLIANCE WITH THE ABOVE LAWS.

                          (c) An investment in the shares of SEI Common Stock involves a high degree of risk of loss by the Shareholders. There are substantial restrictions on the transferability of the shares of Common Stock acquired pursuant hereto.

                          (d) SEI is under no obligation to register the shares of SEI Common Stock under the Securities Act or take any other action necessary in order to make any exemption available for the sale without registration of the shares issued hereunder.

                          (e) While it is the mutual intention of the parties hereto that the Exchange shall be a part of an overall transaction intended to be characterized under Section 351 of the





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

         Code, (i) SEI makes no representation or warranty regarding the tax treatment of this Agreement or the Exchange, (ii) the Closing is not subject to a condition that an Internal Revenue Service ruling be obtained as to the federal income tax consequences of this Agreement or the Exchange and (iii) the Company and the Shareholders shall look to their respective advisors for advice concerning the tax consequences of this Agreement and the Exchange.

         Section 5. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to SEI as follows as of the date hereof and also as of the Closing Date:

                          (a) Title to the Shares. Each Shareholder has and will have on the Closing Date good and marketable title to the Shares with full right and authority to transfer the Shares hereunder, and on transfer of the Shares, SEI will receive good and marketable title to the Shares, free and clear of all liens, encumbrances and claims whatsoever. The Shareholders own the number of Shares set forth opposite their respective names on Schedule 5(a) attached hereto, which Shares collectively represent all of the outstanding capital stock of the Company.

                          (b) Organization, Authority and Capacity. If Shareholder is a natural person, Shareholder has the full authority and capacity necessary to execute, deliver and perform his or her obligations under this Agreement and all other agreements, instruments and documents to be executed and delivered in connection with this Agreement and the transactions contemplated hereby (the "Transaction Documents") to be executed and delivered by Shareholder. If Shareholder is not a natural person, (i) Shareholder is duly organized, validly existing and in good standing under the laws of its state of organization and has the full corporate power and authority necessary to execute, deliver and perform its obligations under the Transaction Documents to be executed and delivered by Shareholder, and
         (ii) Shareholder is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified or in good standing could have a material adverse effect on Shareholder's ability to perform its obligations under the Transaction Documents to be executed and delivered by Shareholder.

                          (c) Authorization and Validity. If Shareholder is a natural person, Shareholder has the legal capacity required for executing, delivering and performing the Transaction Documents to be executed and delivered by Shareholder. If Shareholder is married and Shareholder's interest in the Company constitutes community property, the Transaction Documents to be executed and delivered by Shareholder's spouse have been or will be, as the case may be, duly executed and delivered by Shareholder's spouse and constitute or will constitute the legal, valid and binding obligations of Shareholder's spouse, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights generally, or as may be modified by a court of equity. If Shareholder is not a natural person, (i) the execution, delivery and performance of the Transaction Documents to be executed and delivered by Shareholder have been duly authorized by all necessary action on the part of Shareholder, and
         (ii) the Transaction Documents to be executed and delivered by Shareholder have been or will be, as the case may be, duly executed and delivered by Shareholder and constitute or will constitute the legal, valid and binding obligations of Shareholder, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, fraudulent conveyance or other laws affecting creditors' rights generally, or as may be modified by a court of equity.

                          (d) Absence of Conflicting Agreements or Required Consents. Except as set forth on Schedule 5(d), the execution, delivery and performance by Shareholder of the Transaction Documents to be executed and delivered by Shareholder (i) do not require the consent





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

         of or notice to any governmental or regulatory authority or any other third party; (ii) if Shareholder is not a natural person, will not conflict with any organizational document of Shareholder; (iii) will not conflict with or result in a violation of any law, ordinance, regulation, ruling, judgment, order or injunction of any court or governmental instrumentality to which Shareholder is subject or by which Shareholder is bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit material to the Exchange; and
         (v) will not create any encumbrance or restriction upon the Shares.

                          (e) Interested Transaction. Except as set forth on Schedule 5(e), Shareholder is not a party to any contract, loan or other transaction with the Company and does not have any direct or indirect interest in or affiliation with any party to any such contract, loan or other transaction. Except as set forth on Schedule 5(e), Shareholder is not an employee, consultant, partner, principal, director or owner of, and does not have any other direct or indirect interest in or affiliation with, any person or business entity that is engaged in a business that competes with or is similar to the business of the Company.

                          (f)     Investment Intent.

                                  (i)      Each Shareholder is exchanging the
                 Shares owned by such Shareholder for shares of SEI Common Stock to be held for the Shareholder's own account for investment and not as agent or nominee, with no present intention of dividing his participation with others or reselling any such shares, and not with a view to the resale or distribution in whole or in part thereof. Nothing herein contained, however, shall prevent a Shareholder from requesting SEI to register the shares so issued in the name of either the Shareholder's nominee, members of the immediate family of the Shareholder or an "affiliate" of the Shareholder as such term is defined in the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in regulations promulgated thereunder. If a Shareholder submits such a request, SEI will not withhold its consent unreasonably. Each Shareholder acknowledges that appropriate stop transfer instructions will be entered in the stock transfer records of SEI. Each Shareholder recognizes that, in view of the matters set forth in this Section 5, he must bear the economic risk of the investment represented by the Exchange for an indefinite period.

                                  (ii) Each Shareholder hereby acknowledges receipt of the Confidential Private Placement Memorandum dated as of June 11, 1996, as supplemented, amended or revised at the date hereof (the "Memorandum"), containing information relating to SEI, its business, the Company and the Exchange. Each Shareholder agrees that he will promptly advise SEI of any information concerning him or the Company contained in the Memorandum, or any prior draft thereof, which he believes is or may be materially incorrect or which does or may omit any information that would be necessary to make such statements therein not misleading, in each case so as to permit SEI to provide a supplement to the Memorandum with respect to such matters. Each Shareholder represents that his financial condition is such that he can indefinitely bear the economic risk of the investment in SEI Common Stock and such Shareholder, either alone or with his representatives, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in SEI.

                          (g) Suitability. Each Shareholder has carefully considered and has, to the extent he believes such discussion necessary, discussed with his professional legal, tax and





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

         financial advisers the suitability of the transaction hereunder for his particular tax and financial situation.

                          (h) Access to Information. Each Shareholder represents that he has had access during the course of this transaction to such information relating to SEI as he has desired, that he has had the opportunity to ask questions of and receive answers from SEI and its representatives concerning the terms and conditions of the transaction and to obtain such additional information about the business and financial condition of SEI as such Shareholder or his representative has requested (to the extent SEI possessed such information or could acquire it without unreasonable effort or expense).

         Section 6. Representations and Warranties of the Company and the Shareholders. The Company and the Shareholders jointly and severally represent and warrant to SEI as follows as of the date hereof and also as of the Closing
Date:

                          (a) Corporate Organization; Governing Documents of the Company.

                                  (i)      The Company is a corporation duly
                 organized, validly existing and in good standing under the laws of its state of incorporation. The Company has all requisite corporate power and authority to own or lease all of its properties or assets and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions set forth in Schedule 6(a), which includes every jurisdiction in which the failure to be so qualified or in good standing would have a material adverse effect on (A) the Company's ability to perform its obligations under the Transaction Documents to be executed and delivered by the Company or (B) the assets, results of operations or prospects of the Company.

                                  (ii)     A copy of the Company's Articles of
                 Incorporation and Bylaws, as amended to the date hereof, the books of account, minute books, stock record books and other records of the Company, all of which have been made available to SEI, are complete and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books.

                          (b) Capitalization. The Shares, constituting all authorized and outstanding capital stock of the Company, are accurately described on Schedule 6(b). There are no other classes of securities of the Company outstanding. All of the Shares are listed and held of record as indicated on Schedule 5(a) and have been duly authorized and validly issued and are fully paid and nonassessable. There are no contracts relating to the issuance, sale, transfer or registration of the Shares or any other securities of the Company. There are no options, warrants, preemptive rights or other rights to purchase the Shares or any other securities of the Company. None of the Shares or other securities of the Company were issued in violation of the Securities Act or preemptive rights of any past or present holder of any of the Shares. Except as set forth in Schedule 6(b) , to the knowledge of the Company and the Shareholders, there has been no transaction or action taken with respect to any Shares in contemplation of the Exchange that would prevent the Company from accounting for the Exchange on a "reorganization accounting" basis pursuant to Section 351 of the Code.

                          (c) Authorization and Validity. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (d) No Defaults; Absence of Conflicts. Neither the Company nor the Shareholders are in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under, any outstanding indenture, mortgage, contract or agreement to which either the Company or the Shareholders are a party. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate any provision of, or result in the breach of, or constitute a default under, or conflict with, (A) any terms or provisions of the Articles of Incorporation or Bylaws of the Company or any resolution of the Company's Board of Directors, (B) any law the violation of which would result in a material liability to the Company, or (C) any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; (ii) constitute a violation of or a default under, or a conflict with, any term or provision of any contract, commitment, indenture, lease or other agreement, or any other restriction of any kind to which the Company is a party or by which the Company is bound; (iii) cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of the Company to be accelerated, or increase any such liability or obligation; or (iv) create any lien, encumbrance or restriction upon any of the assets or properties of the Company.

                          (e) Subsidiaries, Investments and Predecessors. Except as set forth on Schedule 6(e), the Company has not owned and does not currently own, directly or indirectly, beneficially or equitably, any capital stock or other equity, ownership or proprietary interest in any corporation, partnership, limited liability company, association, trust, joint venture or other entity. Set forth on
         Schedule 6(e) is a listing of all predecessor companies of the Company, including the names of any entities from whom the Company previously acquired material assets, and any other entity of which the Company has been a subsidiary or division. Except as listed on
         Schedule 6(e), the Company has not sold or disposed of, by way of asset sale, stock sale, spin-off or otherwise, any material assets or business of the Company.

                          (f)     Financial Statements.  The financial
         statements of the Company for the fiscal years ended December 31, 1993, 1994 and 1995 and the audit report thereon of Ernst & Young LLP, independent auditors, copies of which are attached hereto as Schedule 6(f)(i), are true, correct and complete, have been prepared in accordance with generally accepted accounting principles, and fairly and accurately present the financial and business condition of the Company as of the dates thereof and the results of the operations of the Company for the periods covered thereby. The financial statements set forth in Schedule 6(f)(i) are collectively, together with the notes thereto, referred to as the "Financial Statements." Except as reflected on Schedule 6(f)(ii), the Financial Statements accurately reflect or adequately provide for all claims against, and all debts and liabilities of, the Company, fixed or contingent, existing at the dates thereof.

                          (g) Accounts Receivable and Payable. The accounts receivable reflected on the Financial Statements arose in the ordinary course of business and, except as reserved against on the Financial Statements, are collectible in the ordinary course of business and consistent with past practices, free of any claims, rights or defenses of any account debtor. Except as set forth on
         Schedule 6(g), no accounts payable of the Company are, at this date, over 45 days old and no accounts payable of the Company will be over 45 days old at the Closing Date.

                          (h) Absence of Certain Changes. Except as disclosed on Schedule 6(h) or as reflected on the Financial Statements, the Company has not, since December 31, 1995, except in the ordinary course of business consistent with past practice:

                                  (i)      changed the Company's authorized or
                 issued capital stock; granted any stock option or right to purchase shares of capital stock of the Company; issued any security convertible into such capital stock; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

                                  (ii)     amended the Articles of
                 Incorporation, Bylaws or other organizational documents of the Company;

                                  (iii)    incurred any indebtedness or other
                 liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any assets;

                                  (iv)     suffered any damage, destruction or
                 loss to any of the tangible assets of the Company, whether or not covered by insurance;

                                  (v)      increased the regular rate of
                 compensation payable by it to any employee or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, and no such increase is required;

                                  (vi)     hired, committed to hire or
                 terminated any employee;

                                  (vii)    established or agreed to establish
                 any pension, retirement or welfare plan for the benefit of its employees not theretofore in effect;

                                  (viii) experienced any labor organizational efforts, strikes or formal complaints or entered into any collective bargaining agreements with any union;

                                  (ix) suffered any change in its financial condition, assets, liabilities, business or prospects or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably be expected to have a material adverse effect on its business or prospects;

                                  (x)      entered into any commitments or
                 transactions or made any capital expenditures involving aggregate amount or value in excess of $25,000 or made any single capital expenditure which exceeded $10,000;

                                  (xi)     disposed of any of its assets,
                 written down the value of any assets, written off as uncollectible any accounts receivable or revalued any of its assets;





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


                                  (xii)    subjected any of its assets,
                 tangible or intangible, to any lien, encumbrance or restriction whatsoever, except for liens for current property taxes not yet due and payable;

                                  (xiii)   paid, discharged or satisfied any
                 claims, liabilities or obligations (absolute, accrued, contingent or otherwise);

                                  (xiv) entered into, terminated or received notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any contract or transaction involving a total remaining commitment by or to the Company of at least $10,000;

                                  (xv)     cancelled or waived any claims or
                 rights with a value to the Company in excess of $10,000;

                                  (xvi)    made any change in any method of
                 accounting or accounting practice;

                                  (xvii)   canceled, or failed to continue,
                 insurance coverage; or

                                  (xviii)  agreed, whether in writing or
                 otherwise, to take any action described in this Section 6(h).

                          (i) Ownership of Properties. Schedule 6(i)(i) sets forth a list of all of the material assets of the Company owned, leased or used by the Company in connection with the operation of its business (the "Assets"), including, as to real property owned or leased by the Company (the "Real Property"), the legal description of the Real Property. The present zoning, subdivision, building and other ordinances and regulations applicable to the Real Property permit the continued operation, use, occupancy and enjoyment of the Real Property consistent with past practices, and the Company is in compliance with, and has received no notices of violations of, any applicable zoning, subdivision or building regulation, ordinance or other law, regulation, or requirement. Except as set forth on
         Schedule 6(i)(ii), the Company has good and marketable title to all of the Assets owned by it including furniture, fixtures and equipment, fixed assets and inventory, and all contract rights and intangible assets, and good and valid leasehold estates in all of the Assets leased by it, free and clear of mortgages, security interests, liens, defects, charges, encumbrances, restrictions and rights of third parties (excluding accounts payable in the ordinary course of business). Schedule 6(i)(ii) also includes a UCC lien search for the Company showing security interests of record relating to the Assets in every place where such security interests are legally required to be filed and include copies of all such financing statements. All equipment and other personal property constituting a portion of the Assets is in good operating condition and repair, ordinary wear and tear excepted. The Assets constitute all of the operating assets of the Company necessary or appropriate for the continued operation of the business of the Company. The Company has sufficient title in and to the Assets necessary or advisable to operate and conduct the business of the Company in the same fashion as the Company was conducting such business.

                          (j) Taxes. The Company has timely filed all federal, state and local tax returns or information returns required to be filed by it. All of such returns have been prepared accurately and filed in accordance with applicable laws and regulations. Except as set forth on Schedule 6(j), the Company has paid all taxes and assessments (including, without limitation, income, excise, unemployment, social security, occupation, franchise, property, sales and use taxes, import duties or charges, and all penalties and interest in respect thereof) due and payable by it. The Company and any predecessors in interest have withheld or collected from each payment made to each of their employees the amount of all taxes required to be withheld or collected therefrom, and the Company and any predecessors in interest have paid the same to the proper tax depositories or collecting authorities. Except as set forth on Schedule 6(j), the Company has not (i) been audited by any taxing authority, (ii) received notice that any taxing authority contemplates such an audit,
         (iii) signed any extension agreement with any taxing authority, (iv) received notice of any deficiencies, adjustments, assessments or other charges with respect to taxes paid or payable or (v) made any payment, or provided any benefit, to any officer, employee, former officer or former employee that is not allowable as a deduction under the Code or the regulations thereunder.

                          (k) Insurance. The Company maintains in full force and effect, with no premium arrearages, insurance policies bearing the numbers, for the terms, with the companies, in the amounts and providing the coverage set forth on Schedule 6(k). True and correct copies of all such policies, and all endorsements thereto, have been delivered to SEI. All such policies are valid, outstanding and enforceable and taken together, provide adequate insurance coverage for the Assets and operations of the Company and will continue in full force and effect following the consummation of the Exchange. Except as set forth on Schedule 6(k) , there are no pending claims against such insurance by the Company as to which insurers are defending under reservation of rights or have denied liability, and except as set forth on Schedule 6(k), there exists no claim under such insurance that has not been properly filed by the Company.

                          (l)     Environmental Conditions.

                                  (i)      The Company is currently in
                 compliance with all Environmental Laws (as defined below), which compliance includes, without limitation, the possession by the Company of all permits and other governmental authorization required under applicable Environmental Laws to operate the business as currently operated, and is in compliance with the terms and conditions thereof.

                                  (ii)     The Company has not stored any
                 Hazardous Substances (as defined below) on any of the Real Property, except in compliance with applicable Environmental Laws.

                                  (iii)    The Company has not disposed of or
                 released any Hazardous Substances on any of the Real Property.

                                  (iv)     The Company has not utilized any
                 transporters or disposal facilities for the transport or disposal of Hazardous Substances except as indicated on
                 Schedule 6(l)(iv).

                                  (v)      Neither the Company nor any
                 Shareholder has received any communication (written or oral), whether from a governmental authority, citizen's group, employee or otherwise, that alleges that such entity is not in full compliance with Environmental Laws, and there are no circumstances that may prevent or interfere with such full compliance in the future. There is no Environmental Claim (as defined below) pending or threatened against the Company.

                                  (vi)     There have been no actions,
                 activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Substances that could form the basis of any Environmental Claim against the Company, and neither the Company nor any Shareholder knows of any such actions, activities, circumstances, conditions, events or incidents.

                                  (vii)    The Real Property and, to the best
                 knowledge of the Shareholders and the Company, adjoining properties, have never been utilized for any industrial or commercial operation involving any Hazardous Substance except in the ordinary course of business.

             The following terms shall have the following meanings:

                                  "Environmental Claim" means any claim,
         action, cause of action, investigation or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of Hazardous Substances at any location which is or has been owned, leased, operated or utilized by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                                  "Environmental Laws" means the federal,
         state, regional, county or local environmental, health or safety laws, regulations, ordinances, rules and policies and common law in effect on the date hereof and the Closing Date relating to the use, refinement, handling, treatment, removal, storage, production, manufacture, transportation or disposal, emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), as the same may be amended or modified to the date hereof and the Closing Date.

                                  "Hazardous Substances" means any toxic or
         hazardous waste, pollutants or substances, including, without limitations, asbestos containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"), petroleum products, byproducts, or other hydrocarbon substances, substances defined or listed as a "hazardous waste", "hazardous substance", "toxic substance", "toxic pollutant", or similarly identified substance or mixture, in or pursuant to any Environmental Law and medical or infectious waste.

                          (m) Contracts and Commitments. Except as described on Schedule 6(m) hereto, the Company is not a party or subject to any of the following (whether written or oral, express or implied): (i) any agreement restricting competition or (ii) any commitments or obligations, contingent or otherwise, under any contract or agreement (A) for the purchase or sale of supplies, services or other items in excess of $10,000 in any one instance, (B) for the purchase or sale of any equipment or machinery which is capitalized or which is expensed and in excess of $10,000, (C) for the performance of services for others in excess of $10,000 in any one instance or for a period of more than 90 days, (D) for the lease of any property, tangible or intangible, (E) with any shareholder, partner, officer or director of the Company or any affiliate of such persons, (F) not in the ordinary course of business or (G) for any power of attorney, whether limited or general, granted by or to the Company. The Company has delivered to SEI true and complete copies of all of the contracts, leases and agreements described on Schedule 6(m) (the "Company Agreements"). Except as noted in such Schedule, the Company Agreements are valid and in full force and effect, there has been no threatened cancellation thereof and there are no outstanding disputes thereunder; each is with unrelated third parties and was entered into on an arms-length basis in the ordinary course of business; all will continue to be binding in accordance with their terms after consummation of the transactions contemplated herein; and to the knowledge of the Company and the Shareholders, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to the Company Agreements. There are no contracts, leases, agreements or other instruments to which either the Company or the Shareholders is a party or is bound (other than insurance policies) which could either singularly or in the aggregate have an adverse effect on the value to SEI of the Shares or which could inhibit or prevent the Shareholders in their ability effectively to transfer to or vest in SEI good and marketable title to the Shares.

                          (n) No Undisclosed Liabilities. With the exception of the liabilities set forth on Schedule 6(n) or as reflected on the Financial Statements, the Company does not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise or whether due or to become due, and neither the Company nor the Shareholders know or have any reason to know of any basis for the assertion against the Company of any such liability or obligation of any nature not described in Schedule 6(n).

                          (o)     Employees and Labor Matters.

                                  (i)      Schedule 6(o) contains a complete
                 and accurate list of the following information for each employee or director of the Company: name; job title; current compensation paid or payable and any change in compensation since December 31, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any pension, retirement, profit-sharing, thrift-savings, deferred compensation, stock bonus, stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, or any other employee benefit plan or any director plan.

                                  (ii)     No employee or director of the
                 Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other person or entity that in any way adversely affects or will affect (A) the performance of his duties as an employee or director of the Company, or (B) the ability of the Company to conduct its business. To the Shareholders' knowledge, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

                                  (iii)    The Company is in compliance in all
                 material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, and the employment of non-residents under the immigration Reform and Control Act of 1986.

                                  (iv)     Except as disclosed on Schedule 6(o),

                                           (A)     there are no charges,
                          governmental audits, investigations, administrative proceedings or complaints concerning the Company's employment practices pending or, to the knowledge of the Company and the Shareholders, threatened before any federal, state or local agency or court, and, to the knowledge of the Company and the Shareholders, no basis for any such matter exists;

                                        (B)     the Company is not a party to
                          any union or collective bargaining agreement, and, to the knowledge of the Company and the Shareholders, no union attempts to organize the employees of the Company have been made, nor are any such attempts now threatened; and

                                        (C)     the Company has not experienced
                          any organized slowdown, work interruption, strike or work stoppage by its employees.

                          (p) Employee Benefit Matters. The employee benefit plans and agreements described in Schedule 6(p) hereto are the only employee benefit plans and agreements maintained by the Company for the benefit of its Shareholders, officers, directors, employees, former employees, or independent contractors, including, without limitation, (i) profit sharing, pension, ESOP, 401(k) or other retirement plans or programs, (ii) current and deferred compensation, severance, vacation, stock purchase, stock option, bonus and incentive compensation benefits and (iii) medical, hospital, life, health, accident, disability, death and other fringe and welfare benefits, including any split-dollar life insurance policies, all of which plans, programs, practices, policies and other individual and group arrangements and agreements, including any unwritten compensation, fringe benefit, payroll or employment practices, procedures or policies of any kind or description are hereinafter referred to as the "Benefit Plans." Except as disclosed on Schedule 6(p), there are no contributions or payments due with respect to any of the Benefit Plans, nor will any such contributions or payments be due or required to be paid on or prior to the Closing Date. Each Benefit Plan of the Company has been operated and administered in substantial compliance with the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), and the provisions of the Code applicable to it. No Benefit Plan of the Company that is subject to the minimum funding standards of ERISA or the Code, if any, has incurred any accumulated funding deficiency within the meaning of ERISA or the Code. All contributions with respect to a Benefit Plan of the Company that is subject to Code Section 412 or ERISA Section 302 have been timely made and there is no lien or expected to be a lien under Code Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No Benefit Plan of the Company has a "liquidity shortfall" as defined in Code Section 412(m)(5). The Company is not subject to and cannot reasonably be expected to become subject to a lien under Code Section 401(a)(29). No event has occurred in connection with a Benefit Plan of the Company that could result in liability to the Company under Title IV of ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation in connection with any Benefit Plan of the Company which is subject to Title IV of ERISA, if any.
         The assets of each Benefit Plan of the Company that is subject to Title IV of ERISA, if any, are sufficient to provide all "benefit liabilities" (as defined in ERISA Section 4001(a)(16)) under such Benefit Plan if such Benefit Plan terminated, and are also sufficient to provide all other benefits due under the Benefit Plan (including, but not limited to, ancillary, disability, shutdown, early retirement and welfare benefits). The Company has not had an "obligation to contribute" (as defined in ERISA Section 4212) to a "multiemployer pension plan" (as defined in ERISA Sections 4001(a)(3) and 3(37)(A)) at any time. No event which constitutes a reportable event as defined in Section 4043 of ERISA has occurred or is continuing with respect to any Benefit Plan covered by ERISA. No facts exist which will result in a material increase in the premium costs of any Benefit Plan for which benefits are insured or a material increase in benefit costs of any Benefit Plan which provides self-insured benefits. No "prohibited transaction" (as defined in ERISA Section 406 or Code
         Section 4975) has occurred with respect to any Benefit Plan. None of the Benefit Plans has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for former or retired employees of the Company, except as required to avoid excise taxes under Code Section 4980B. All Benefit Plans subject to Code Section 4980B or Part 6 of Title I of ERISA have been maintained in compliance with the requirements of Code Section 4980B and Part 6 of Title I of ERISA. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company that could result in the payment of any amount that would not be deductible under Code Sections 162(m) or 280G. As of the Closing Date, the Company has no material liabilities under any Benefit Plan that is not reflected in the Financial Statements.

                          (q)     Trademarks, Trade Names, Etc.  Set forth on
         Schedule 6(q) is a description of each trademark, trade name, service mark, patent or copyright held by the Company and any current registration or application with respect thereto. Neither the Company nor any of the Shareholders is currently in receipt of any notice of any violation of, and each has no reason to believe that the Company's operations are violating the rights of others with respect to any such matter, and the Company has taken reasonable measures to protect its rights with respect to any such matters as are proprietary to the Company.

                          (r) Litigation. Except as set forth in Schedule 6(r), there is no litigation, arbitration, governmental claim, investigation or proceeding pending or threatened against the Company or the Shareholders, at law or in equity, before any court, arbitration tribunal or governmental agency. No such proceeding set forth in Schedule 6(r) concerns the ownership or other rights with respect to the Shares. The Shareholders know of no facts on which material claims may be hereafter made against the Company or the Shareholders. All claims and litigation against the Company or the Shareholders are fully covered by insurance, except as indicated on
         Schedule 6(r).

                          (s) Compliance with Laws, Regulations and Court Orders. There is not outstanding or threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting the Company, the Shareholders or the Shares. The Company and the Shareholders are in compliance with all applicable federal, state and local laws, regulations and administrative orders, including without limitation those concerning the sale of insurance in connection with the warranties provided for pursuant to the Company's service and maintenance agreements, and have received no notices of alleged violations thereof except as disclosed in Schedule 6(s) hereof. Neither the Company, nor, to the knowledge of the Company and the Shareholders, any licensed technician or other individual affiliated with the Company has, during the past three (3) years, been the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any governmental regulatory entity, trade association, professional review organization, accrediting organization or certifying agency for the purpose of any alleged improper activity on the part of such individual, nor has the Company received any notice of deficiency in connection with its operation. No governmental authorities are currently conducting proceedings against the Company and, to the Shareholders' knowledge, no such investigation or proceeding is pending or being threatened.

                          (t) Certain Payments. Neither the Shareholders, the Company nor any director, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly (i) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the

         Company or any affiliate of the Company, or (D) in violation of any law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                          (u) Consents and Approvals. Except as set forth on Schedule 6(u), no consents, approvals, authorizations or orders of third parties, including governmental authorities, are necessary for the authorization, execution and performance by the Company of this Agreement.

                          (v) No Broker's Fees. Neither the Shareholders nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                          (w)     Disclosure.

                                  (i)      No representation or warranty made
                 herein by the Company or any of the Shareholders, nor in any statement, certificate or instrument to be furnished to SEI by the Company or any of the Shareholders pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

                                  (ii) There is no fact known to any of the Shareholders that has specific application to either the Shareholders or the Company (other than general economic or industry conditions) and that materially adversely affects the transferability of the Shares, the Assets or the business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement.

                          (x)     Reliance on Representations.  The
         Shareholders and the Company understand and intend that SEI and its management will rely upon the representations of the Shareholders and the Company made in this Agreement, and they are entitled to rely upon each and all of the same without further inquiry.

         Section 7. Representations and Warranties of SEI. SEI hereby represents and warrants to the Shareholders as follows as of the date hereof and as of the Closing Date:

                          (a) Corporate Organization. SEI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SEI has all requisite corporate power and authority to execute and deliver this Agreement and holds all licenses, permits and other required authorizations from governmental authorities necessary to conduct its business as it is now being conducted.

                          (b) Capitalization. As of the date hereof, SEI's authorized capital stock consists of (i) 30,000,000 shares of SEI Common Stock and (ii) 10,000,000 shares of Preferred Stock, $.01 par value per share. The shares of SEI Common Stock being issued hereunder have been duly and validly authorized, and upon receipt of the Shares and issuance pursuant to this Agreement, will be validly issued, fully paid and nonassessable. No stockholder of SEI has any preemptive rights with respect to the issuance of the shares of SEI Common Stock to the Shareholders hereunder.

                          (c) Authorization and Validity. The execution, delivery and performance by SEI of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement, when executed, will constitute the legal, valid and binding obligation of SEI, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (d) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance by SEI of the Transaction Documents to be executed and delivered by it (i) do not require the consent of or notice to any governmental or regulatory authority or any other third party; (ii) will not conflict with any provision of SEI's Restated Certificate of Incorporation or Bylaws;
         (iii) will not conflict with or result in a violation of any law, ordinance regulation, ruling, judgement, order or injunction of any court or governmental instrumentality to which SEI is a party or by which SEI or any of its properties are bound; (iv) will not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, require any notice under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license or permit to which SEI is a party or by which any of its properties are bound; and (v) will not create any lien, encumbrance or restriction upon any of the assets or properties of SEI.

                          (e) Governing Documents. True and correct copies of the organizational documents and all amendments thereto of SEI (certified by the Secretary of State of the State of Delaware) and copies of the Bylaws of SEI have been provided to the Company and the Shareholders. The Company and the Shareholders have previously been provided with access to SEI's minutes, and such minutes accurately reflect all proceedings of the shareholders and board of directors of SEI (and all committees thereof). The stock record books of SEI, which have been made available to the Company and the Shareholders for review, contain true, complete and accurate records of the stock ownership of SEI.

                          (f) No Operations to Date. As of the date hereof, SEI has conducted no business operations other than planning for future operations, negotiating transactions similar to those contemplated hereby and planning and preparing for the IPO.

                          (g) Litigation and Claims. There are no claims, lawsuits, actions, arbitrations, administrative or other proceedings, governmental investigations or inquiries pending or threatened against SEI affecting the performance by SEI of the Transaction Documents and there is no basis for any such action or any state of facts or occurrence of any event which might give rise to the foregoing.

                          (h)     No Broker's Fees.  Except as set forth on
         Schedule 7(h), SEI does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                          (i)     Statements True and Correct.  No
         representation or warranty made herein by SEI, nor in any statement, certificate or instrument to be furnished to the Company or any of the Shareholders by SEI pursuant to any Transaction Document, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make these statements contained herein and therein not misleading.

         Section 8.       Additional Covenants and Agreements.

                          (a) Access to Information. The Shareholders and the Company shall accord to SEI, its counsel, accountants and other representatives full access throughout the period prior to the Closing to all of the properties, books, records, contracts, commitments and records of the Company and furnish SEI during such period with all such information concerning the business and properties of the Company as SEI and its representatives reasonably may request. Such parties shall also be allowed access, upon reasonable notice, to consult with the officers, employees, accountants, counsel and agents of the Company in connection with such investigation of the properties and business of the Company. In addition, at all times prior to the Closing, SEI will afford to the Company and the Shareholders, and their representatives, access, upon reasonable notice, to all of SEI's properties, books and records and available information concerning the other Combining Companies as the Company and the Shareholders may reasonably request. No such investigation shall diminish or otherwise affect any of the representations, warranties, covenants or agreements of any party under the Agreement.

                          (b) Affirmative Covenants of the Company. During the period from the date of this Agreement to the Closing Date, the Company will (i) continue to operate its business in the usual, regular, and ordinary course of business, consistent with past practices, (ii) obtain the written approval of SEI prior to making any capital expenditure in excess of $25,000 in the aggregate, (iii) maintain in effect adequate casualty, public liability, professional malpractice and workers' compensation insurance coverage, (iv) maintain the Assets in their present condition, (v) comply with all laws and regulations of governmental agencies or authorities, including applicable tax laws and regulations, (vi) operate its business in the manner necessary to maintain its reputation and the goodwill of its customers, vendors, lessors and others having business relations with the Company, and (vii) to keep in force all licenses, permits and approvals necessary to the operation of its business as now conducted.

                          (c) Negative Covenants of the Company. During the period from the date of this Agreement to the Closing Date, neither the Company nor the Shareholders will, without the prior written consent of SEI, and unless otherwise expressly permitted herein:

                                  (i)      enter into, renew, amend, breach or
                 terminate any contract or agreement to which it is a party other than in the ordinary course of business;

                                  (ii) increase the salary of or declare or pay any bonus to any employee;

                                  (iii) incur any additional debt obligation or other obligation for borrowed money in excess of an aggregate of $25,000 except in the ordinary course of business of the Company consistent with past practices, or impose, or suffer the imposition, on any Asset of the Company of any lien or permit any such lien to exist;

                                  (iv)     issue, sell, repurchase, redeem, or
                 otherwise acquire or exchange, directly or indirectly, any Shares or any securities convertible into any Shares, or declare or pay any dividend or make any other distribution in respect of the Shares;

                                  (v)      purchase or acquire any of the
                 Assets, whether real or personal, tangible or intangible, or sell or dispose of any of the Assets, whether real or personal, tangible or intangible, except in the ordinary course of business and consistent with past practices;

                                  (vi)     purchase any securities or make any
                 material investment, either by purchase of stock or other securities, contributions to capital, asset transfers, or purchase of any assets, in any entity, or otherwise acquire direct or indirect control over any other entity;

                                  (vii)    except in the ordinary course of
                 business (and, even if in the ordinary course of business, then not in an amount to exceed $25,000 in the aggregate), make or commit to make any capital expenditure, or enter into any lease of capital equipment as lessee or lessor;

                                  (viii)   make any loan to any person or
                 increase the aggregate amount of any loan currently outstanding to any person;

                                  (ix) engage in any transaction other than in the ordinary course of business and consistent with past practice;

                                  (x)      adopt any new employee benefit plan
                 or make any material change in or to any Benefit Plan other than any such change that is required by law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such Benefit Plan;

                                  (xi)     commence any litigation other than
                 in accordance with past practice, settle any litigation involving any liability of the Company for material money damages or restrictions upon the operations of the Company;

                                  (xii) fail to deliver to SEI any notice or other information regarding pending or threatened litigation in respect of it or its operations;

                                  (xiii)   take, fail to take, or permit any
                 action, the result of which would be to make any representation or warranty of Sections 5 or 6 untrue, or prevent the satisfaction of any condition set forth in Section 9;

                                  (xiv)    change or alter any method of
                 accounting; or

                                  (xv) change any provision of its Articles of Incorporation or Bylaws.

                          (d) Notice of Adverse Change. The Company and the Shareholders will advise SEI in writing of any material adverse change in the Assets, the business, financial condition or prospects of the Company from the date of this Agreement to the Closing Date.

                          (e) Best Efforts. The Company and each of the Shareholders will use its best efforts to take all action and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. The Company and each of the Shareholders will use its best efforts to secure all consents and approvals required to carry out the transactions contemplated by this Agreement and to satisfy all other conditions to the obligations of the Company, the Shareholders and SEI hereunder.

                          (f) Licenses; Permits. The Company and each of the Shareholders will cooperate in all reasonable respects with SEI in its applications to obtain such licenses and permits, if any, as may be necessary in order for SEI to operate the business as it is currently operated.

                          (g) No Solicitation of Other Offers. Neither the Company, acting through any director, officer or other agent (including any investment banker, attorney, accountant or other representative retained by it), nor any of the Shareholders shall solicit or encourage, including by way of furnishing information, any inquiries or the making of any proposal which may reasonably be expected to lead to the acquisition of any of the Shares or a substantial portion of the Assets. Neither the Company nor the Shareholders will, prior to the Closing, enter into or conduct any discussions with any other prospective purchaser of any or all of the Shares or the Assets regarding such a purchase or enter into any agreement or negotiations with respect to the disposition of any or all of the Shares or the Assets, regardless of the form of the transaction, without the consent of SEI, other than in the ordinary course of business. The Company and the Shareholders shall promptly advise SEI in writing of any such inquiries, proposals or discussions received by the Company after the date hereof.

                          (h) Lock-Up of Acquired Stock. Each Shareholder and the Company agrees that he, she or it will not, directly or indirectly, without the prior written consent of SEI, offer, sell, offer to sell, contract to sell, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, grant of any option to purchase or other sale or disposition) of any SEI Common Stock or any securities convertible into, or exchangeable or exercisable for, SEI Common Stock for a period of 180 days after the Closing Date, except as contemplated hereby. Each Shareholder and the Company agrees that the agreement in the previous sentence shall inure to the benefit of the prospective managing underwriters (the "Underwriters") of the IPO and further agrees to confirm in writing said agreement specifically for the benefit of the Underwriters.

                          (i) Availability of Rule 144 Information. SEI shall register the SEI Common Stock under the Exchange Act simultaneously with the registration of the IPO under the Securities Act, or as soon as practicable thereafter, and, for so long as SEI is subject to the Exchange Act, shall take all actions necessary to enable the Shareholders to sell any shares of SEI Common Stock received by them without registration under the Securities Act within the limitations of the safe harbor provided by Rule 144 under the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Securities and Exchange Commission (the "Commission"), including filing on a timely basis all reports required to be filed by the Exchange Act. Upon the request of a Shareholder, SEI shall deliver to such Shareholder a written statement as to whether it has complied with such requirement.

                          (j) Approval of Transactions. Subject to Section 10, each Shareholder, through the execution and delivery of this Agreement, irrevocably votes for and approves this Agreement and the transactions contemplated hereby in its capacity as a holder of Shares, and each such Shareholder does hereby waive any required notice for any meeting concerning such matters. Subject to Section 10, at any further meeting of the Shareholders of the Company called to vote on this Agreement and the transactions contemplated hereby or in any other circumstances upon which a vote, consent or other approval with respect to this Agreement and the transactions contemplated hereby is sought, such Shareholder shall vote (or cause to be voted) such Shareholder's Shares in favor of this Agreement and the transactions contemplated hereby. Each Shareholder acknowledges and agrees that he, she or it has had adequate opportunity to review the terms and conditions of this Agreement and to seek independent legal, tax and financial advice.

                          (k)     Cooperation in Preparation of the
         Registration Statement. The Shareholders and the Company shall furnish or cause to be furnished to SEI and the Underwriters all information concerning the Company and the Shareholders reasonably required for inclusion in, and will cooperate with SEI and the Underwriters in the preparation of, a registration statement on Form S-1 to be filed with the Commission in connection with the IPO (the "Registration Statement") and the prospectus included therein (including audited financial statements of the Company, prepared in accordance with generally accepted accounting principles, in form suitable for inclusion in the Registration Statement). The Company and the Shareholders agree promptly to advise SEI at any time during the period in which the prospectus related to the IPO is required to be delivered under the Securities Act, if any information contained in the Prospectus concerning the Company or the Shareholders is or becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy. Each of the Company and the Shareholders represents, warrants and agrees that the information provided for inclusion in the Registration Statement will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. If requested, the Company will cause its executive and financial officers to execute any documentation reasonably required by SEI's independent public accountants or by any stock exchange or automated trading system on which the SEI Common Stock is traded, confirming any matters as may be required in connection with the IPO or involving the tax or accounting treatment concerning the Exchange.

                 (l) Contingent Nature of the Public Offering. The Company and the Shareholders acknowledge and agree that there exists no firm commitment, binding agreement, promise or other assurance of any kind, whether express or implied, that the Registration Statement will be filed with or declared effective by the Commission or that the IPO will occur at a particular price, within a particular range of price or at all, and neither SEI nor any of its officers, directors, agents or representatives nor any prospective underwriter of the IPO shall have any liability to the Company or the Shareholders, or any person affiliated therewith, for any failure of the Registration Statement to be filed with or declared effective by the Commission or for any failure of the IPO to occur at a particular price, within a particular range of prices, or at all. Further, the Company and the Shareholders acknowledge that the decision of the Company and the Shareholders to enter into this Agreement has been made independent of, and without reliance on, any statements, opinions, general solicitation, advertising or other communications of any prospective underwriter, or due diligence investigations which have been or will be made or performed by any prospective underwriter in connection with the IPO, concerning the prospects of completing the IPO or the business condition or prospects of SEI.

                 (m) Confidentiality and Public Announcements. The Company and each of the Shareholders agree not to take, fail to take or permit any action, the result of which would be violative or in conflict with any of the terms and conditions of those certain Confidentiality Agreements between the Company, each of the Shareholders and SEI (the "Confidentiality Agreements"). Neither the Company nor the Shareholders, nor any of their representatives, shall make any public announcement with respect to this Agreement, the Combination or the IPO without the prior written consent of SEI.

                 (n) Risk of Loss. The Company shall retain all risk of condemnation, destruction, loss or damage due to fire or other casualty from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Company is materially interrupted or curtailed or any of the Assets are materially affected, then SEI shall have the right to terminate this Agreement. If SEI nonetheless elects to close, the Company shall remit all net condemnation proceeds or third party insurance proceeds to SEI, and the Purchase Price shall be adjusted at the Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such destruction, loss or damage.

                 (o) Shareholder Covenant. Each Shareholder acknowledges and agrees that such Shareholder does not have and will not claim any individual interest in the Assets and, after the Closing, will claim no further equity or other interest in the Company.

                 (p) Subchapter S Matters. If the Company is an "S" corporation, the Shareholders shall cause to be prepared and filed, at their expense, the short period tax returns of the Company ending on the Closing Date. Such returns shall be provided for SEI's prior review and approval, which approval shall not be unreasonably withheld or delayed. The Shareholders shall file as an "S" corporation for that short period. SEI shall make available any information in its or the Company's possession which is reasonably required by the Shareholders to complete such returns at no cost to the Shareholders.

                 (q) Purchase of Capital Stock of Future University. Each Shareholder agrees to transfer, convey, assign and deliver to SEI all, if any, shares of capital stock (the "Future Shares") of Future University, Inc., a Delaware corporation ("Future University"), owned by such Shareholder, free and clear of all liens, encumbrances and claims whatsoever, in exchange for $2,000 per Future Share. The Shareholders own the number of Future Shares set forth opposite their respective names on Schedule 8(q) attached hereto.

                 (r) Delivery of Schedules. The Shareholders and the Company agree to provide to SEI all Schedules required by this Agreement on or before June 26, 1996. Such Schedules shall be satisfactory in form and substance to SEI in its sole discretion.

         Section 9. Conditions to the Obligations of SEI. The obligation of SEI to consummate the transactions contemplated by this Agreement is subject to the following conditions:

                          (a)     Representations and Warranties.  The
         representations and warranties of the Shareholders and the Company contained in this Agreement, or any document or instrument delivered to SEI hereunder, shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

                          (b)     Performance; Document Delivery.  The
         Shareholders and the Company shall have performed in all material respects, at or prior to the Closing Date, all acts in accordance with their covenants herein, including, but not limited to, delivery to SEI of the following documents:

                                  (i)      A good standing certificate
                 regarding the Company and any Shareholder that is not a natural person, certified by the Secretary of State of such party's state of organization dated within 5 business days prior to Closing;

                                  (ii)     A certificate dated as of the
                 Closing Date signed by the duly authorized officers of the Company and by each of the Shareholders certifying that the representations and warranties of the Company and the Shareholders set forth herein are true and correct in all material respects as of the Closing Date and that the Company and each of the Shareholders have fulfilled all of the conditions of this Section 9;

                                  (iii)    Resolutions of the Board of
                 Directors and Shareholders of the Company and any Shareholder that is not a natural person in form and substance satisfactory to SEI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by an appropriate officer of the Company and any such Shareholder;

                                  (iv) An incumbency certificate certifying the identity of the officers of the Company and any Shareholder that is not a natural person;

                                  (v) Certificates representing the Shares being purchased by SEI, together with accompanying stock transfer powers or instruments of assignment, duly endorsed in blank;

                                  (vi) Resignations of each of the officers and directors of the Company effective as of the Closing Date;

                                  (vii)    Releases of each Shareholder and
                 each officer and director of the Company concerning any claim against the Company other than current accrued wages and benefits;

                                  (viii)   All books and records of the
                 Company, including all corporate and other records, minute books, stock record books, stock registers, books of accounts, contracts, agreements and such other documents or certificates as shall be reasonably requested by SEI; and

                                  (ix)     Evidence that all agreements or
                 arrangements, whether written or oral, among the Shareholders and/or the Company that relate in any manner to the Shares have been terminated.

                          (c) No Adverse Change. There shall not have been any change between the date of the latest Financial Statements and the Closing Date which has had or will have a material adverse effect on the business, operations, financial condition, Assets or prospects of the Company, and a certificate shall have been delivered to SEI to such effect signed by each of the Shareholders and such executive officers of the Company as SEI may request.

                          (d) Legal Matters. SEI shall have received a favorable review by SEI's counsel of legal matters, including the transfer of the Shares and the approval of the transaction by the Board of Directors and Shareholders of the Company, if required.

                          (e) Opinion of Counsel. SEI shall have been furnished with a favorable opinion of counsel to the Shareholders, dated the Closing Date, substantially in the form attached hereto as
         Schedule 9(e).

                          (f) Consents and Approvals. The Company shall have obtained all necessary consents and approvals, in form and substance satisfactory to SEI, required under all leases and other material contracts pertaining to the Assets or the business of the Company and satisfying any approval or permit or licensing requirements for consummation of this transaction and necessary to carry on the business of the Company as it is currently being conducted.

                          (g) Sale of Real Estate and Non-Operating Assets. Effective as of June 30, 1996, the Company shall have sold or otherwise disposed of all real property and other Assets listed on
         Schedule 9(g)(i) not necessary, required or used in the operation of the Company's HVAC or other operating business. In addition, the Company shall have leased the real property listed on Schedule 9(g)(ii) from the owner thereof substantially on the terms and conditions of the lease agreement attached hereto as Schedule 9(g)(iii).

                          (h) No Injunction, Etc. No action, proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of the Company, if such action, proceeding, investigation or legislation, in the reasonable judgment of SEI or its counsel, would make it inadvisable to consummate such transactions.

                          (i) Escrow Agreement. SEI and each of the Shareholders shall have entered into the Escrow Agreement.

                          (j) Employment Agreements. SEI and certain employees of the Company shall have entered into employment agreements substantially in the form attached hereto as Schedule 9(j).

                          (k) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the Commission, and the underwriters named therein shall have agreed to acquire and sell to the public, subject to customary conditions set forth in the underwriting agreement, shares of SEI Common Stock. The closing and sale of the Common Stock to the underwriters of the IPO shall occur simultaneously with the Closing hereunder.

                          (l)     The Exchange.  SEI shall have closed
         combination agreements with other combining companies resulting in revenue and pre-tax net income on a pro forma basis for SEI of at least $50 million and $7.5 million, respectively.

                          (m) Pension Plan Liability. SEI shall be satisfied that it will incur no liability with respect to pension or other post-retirement benefits, except pursuant to SEI's pension plan in which all full-time Company employees, who will remain employed by the Company after the Closing, are eligible to participate.

         Section 10. Conditions to the Obligations of the Shareholders and the Company. The obligation of the Shareholders to consummate the transactions contemplated by this Agreement is subject to the following conditions:

                          (a)     Representations and Warranties.  The
         representations and warranties of SEI set forth herein in Section 7 above shall be true and correct in all material respects as of the Closing Date with the same effect as though made on and as of such date.

                          (b) Performance; Document Delivery. SEI shall have performed in all material respects, at or prior to the Closing Date, all acts in accordance with its covenants set forth herein, including, but not limited to, delivery to the Shareholders and the Company of the following documents:

                                  (i)      The Purchase Price for the Shares;

                                  (ii)     A good standing certificate
                 regarding SEI certified by the Secretary of State of the State of Delaware dated within 5 business days prior to Closing;

                                  (iii)    A certificate dated as of the
                 Closing Date signed by a duly authorized officer of SEI certifying that the representations and warranties of SEI set forth herein are true and correct in all material respects as of the Closing Date and that SEI has fulfilled all of the conditions of this Section 10;

                                  (iv)     Resolutions adopted by the Board of
                 Directors of SEI approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, certified by the Secretary of SEI; and

                                  (v) An incumbency certificate certifying the identity of the officers of SEI.

                          (c) Opinion of Counsel. SEI shall have delivered to the Shareholders an opinion of Waller Lansden Dortch & Davis, counsel to SEI, dated the Closing Date, substantially in the form attached hereto as Schedule 10(c).

                          (d) No Injunction, Etc. No action proceeding, investigation or legislation shall have been instituted, threatened or proposed before any court, governmental agency or legislative body to enjoin, restrain, prohibit or obtain substantial damages in respect of, or which is related to or arises out of, this Agreement or the consummation of the transactions contemplated hereby, or which is related to or arises out of the business or operations of SEI, if such action, proceeding, investigation or legislation, in the reasonable judgment of the Company or its counsel, would make it inadvisable to consummate such transactions.

                          (e) Minimum Purchase Price. The Purchase Price, prior to any adjustments pursuant to Section 2(b), shall be at least $___________; provided, however, that in the event the Purchase Price, prior to any adjustments pursuant to Section 2(b), is less than $_________, the Company, in its sole discretion, may pay to the Shareholders, by certified or official bank check, in next day funds, or in such other form and manner as may be mutually satisfactory, an amount required to result in the Purchase Price, prior to any adjustments pursuant to Section 2(b), equaling $__________.

         Section 11. Termination. This Agreement may be terminated at any time prior to the Closing in the following ways:

                          (a) by the mutual consent in writing of the Company and SEI;

                          (b) by SEI if there has been a material violation or breach by the Shareholders or the Company of any of the agreements, representations or warranties contained in this Agreement which has not been waived by SEI in writing, or if any of the conditions set forth in Section 9 hereof have not been satisfied by December 31, 1996 or have not been waived by SEI in writing;

                          (c) by the Company if there has been a material violation or breach by SEI of any of the agreements, representations or warranties contained in this Agreement which has not been waived by the Company in writing, or if any of the conditions set forth in
         Section 10 hereof have not been satisfied by December 31, 1996 or have not been waived by the Company in writing; or

                          (d) In the event this Agreement is terminated in accordance with Section 11, this Agreement shall become void and of no further force or effect, except the obligations of each party to preserve the confidentiality of documents, certificates and information furnished to such party pursuant hereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in the Transaction Documents.

         Section 12. Expenses. Each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the Exchange and the IPO, including its own legal, accounting and audit fees; provided that (i) in the event the IPO is consummated, all audit fees incurred by the Company will be reimbursed to the Company from the proceeds of the IPO and (ii) in the event the IPO is consummated and SEI fails to perform its obligations hereunder, SEI shall pay all audit fees incurred by the Company in connection with this transaction.

         Section 13.      Indemnification.

                          (a)     Indemnification of SEI.

                                  (i)      Each Shareholder, severally and not
                 jointly, agrees to indemnify and hold harmless SEI, each officer, director, employee or agent thereof, their respective controlling persons, and their respective estates, successors, and assigns (each an "Indemnified Party"), from and against any and all claims, losses, damages, liabilities and expenses (including, without limitation, settlement costs and any legal or other expenses for investigating or defending any actions or threatened actions) (the "Losses") reasonably incurred by such Indemnified Party as a result of:

                                        (A)     the untruth, inaccuracy or
                          breach of any representation or warranty made by such Shareholder pursuant to Section 5 of this Agreement or any other Transaction Document;

                                        (B)     the nonfulfillment or breach of
                          any covenant, agreement or obligation of such Shareholder contained in this Agreement or any other Transaction Document;

                                        (C)     any untrue statement of a
                          material fact relating to such Shareholder that was made in reliance upon and in conformity with information furnished by such Shareholder to SEI and is contained in the Memorandum, any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or any omission by such Shareholder to state therein a material fact relating to such Shareholder required to be stated therein or necessary to make such statements therein not misleading, and which is not provided in writing to SEI by such Shareholder; and

                                        (D)     any and all amounts of federal,
                          state, and/or local income, franchise, property, and/or sales and use taxes that may be assessed against SEI with respect to any taxable period(s) ending on or before the date of this Agreement for which adequate provisions therefor have not been made through the Closing Date, as reflected on the Company's books of account and in the Company's financial statements as of the Closing Date; and the amount(s) of any interest and/or penalties that may be assessed with respect to said tax assessments.
                          The amount(s) of any indemnification(s) arising under this Agreement is to be computed net of any and all tax benefits received by SEI as a result of the tax assessment(s).

                                  (ii)     The Company and the Shareholders
                 shall jointly and severally indemnify and hold harmless the Indemnified Parties from and against any and all Losses suffered or incurred by any such party by reason of or arising out of any of the following:

                                        (A)     the untruth, inaccuracy or
                          breach by the Company or the Shareholders of any representation or warranty contained in Section 6 hereof or in any Transaction Document;

                                        (B)     the nonfulfillment of any
                          covenant or agreement of the Company contained in this Agreement or any other Transaction Document;

                                        (C)     any matter on any Schedule
                          hereto as may be specifically identified for indemnification in this Agreement or any other Transaction Document;

                                        (D)     any claim or demand by any
                          person asserting any interest in any Shares or seeking dissenters' or appraisal rights or any other claim in respect to the Exchange; and

                                        (E)     any untrue statement of a
                          material fact relating to the Company that was made in reliance upon and in conformity with information furnished by the Company or a Shareholder to SEI and is contained in the Memorandum, any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or any omission to state therein a material fact relating to the Company required to be stated therein or necessary to make such statements therein not misleading.

                          (b)     Limitations on Shareholders' and the
         Company's Indemnity. The Shareholders and the Company shall be obligated to indemnify and hold harmless SEI pursuant to Section 13(a) only to the extent that the aggregate of all indemnifiable Losses exceeds $25,000. SEI's right to indemnification pursuant to Section 13(a) shall not be limited to the escrowed shares under the Escrow Agreement.

                          (c) Indemnification of the Shareholders. SEI shall indemnify and hold harmless each Shareholder and his estate, successors and assigns (each an "Indemnified Party") from and against any and all Losses reasonably incurred by such Indemnified Party as a result of:

                                  (i) the untruth, inaccuracy or breach of any representation or warranty made by SEI in this Agreement or in any other Transaction Document;

                                  (ii)     the nonfulfillment or breach of any
                 covenant, agreement or obligation of SEI contained in this Agreement or in any other Transaction Document; or

                                  (iii)    any untrue statement or alleged
                 untrue statement of a material fact relating to SEI (other than those that relate to the Company or the Shareholders) contained in the Memorandum, any preliminary prospectus, the Registration Statement or any prospectus forming a part thereof, or any amendment thereof or supplement thereto, or arising out of or based on any omission or alleged omission to state therein a material fact relating to SEI (other than the Company or the Shareholders) required to be stated therein or necessary to make the statements therein not misleading.

                          (d) Notification. Whenever any claim shall arise for indemnification hereunder, the Indemnified Party shall notify the indemnifying party promptly after such Indemnified Party has actual knowledge of the facts constituting the basis for such claim, except that, in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, such Indemnified Party shall give prompt notice to the indemnifying party of such claim or the commencement of legal proceedings in respect of which recovery may be sought against the indemnifying party pursuant to the provisions of this Section 13. The notice to the indemnifying party shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the indemnifying party unless suit shall have been instituted against the Indemnified Party and the indemnifying party shall have failed, within fifteen (15) days after notice of institution of the suit, to take control of such suit as provided in Section 13(e) below.

                          (e) Defense of Actions. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its liability to the Indemnified Party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and to holding the Indemnified Party harmless from and against any losses, damages, expenses, or liability caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or legal proceeding. Each Indemnified Party agrees that it will cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the Indemnified Party, the indemnifying party shall not consent to the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivering by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect thereof, unless the indemnifying party has actually paid to the Indemnified Party the full amount of such judgment or settlement. If the indemnifying party does not assume the defense of any claim or litigation, any Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the Indemnified Party may deem appropriate. The indemnifying party will promptly reimburse the Indemnified Party in accordance with the provisions hereof.

                          (f) Payment. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability or by set-off against (i) any amounts otherwise owed by SEI to the Shareholders or by any Shareholder or the Company to SEI, as the case may be, or (ii) the escrowed shares pursuant to the Escrow Agreement.

         Section 14. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be personally delivered, mailed by first-class registered or certified mail, postage prepaid, return receipt requested or delivered by an overnight courier service, delivery charge prepaid:

                          (a) If to the Shareholders or the Company, to such address furnished to SEI or at such other address as may be furnished to SEI by it in writing.

                          (b)     If to SEI, to:

                                  Service Experts, Inc.
                                  P. O. Box 17102
                                  Nashville, Tennessee  37217
                                  Attention: Alan R. Sielbeck

                                  with a copy to:

                                  Waller Lansden Dortch & Davis
                                  511 Union Street, Suite 2100
                                  Nashville, Tennessee 37219
                                  Attention: J. Chase Cole, Esq.

         or at such other address as may have been furnished to the Company or the Shareholders by SEI in writing.

         Section 15.      Shareholder's Representative.

                          (a)     The Shareholders have and do hereby
         irrevocably make, constitute and appoint ______________________ as their agent (the "Shareholder's Representative") and authorize and empower him to fulfill the role of Shareholder's Representative hereunder. In the event of the resignation of the Shareholder's Representative, the resigning Shareholder's Representative shall appoint a successor from among the Shareholders and who shall agree in writing to accept such appointment. If the Shareholder's Representative should die or become incapacitated, his successor shall be appointed within 15 days of his death or incapacity by a majority of the Shareholders, and such successor shall be a Shareholder. The choice of a successor Shareholder's Representative appointed in any manner permitted above shall be final and binding upon all of the Shareholders. The decisions and actions of any successor Shareholder's Representative shall be, for all purposes, those of a Shareholder's Representative as if originally named in this Agreement.

                          (b) Each Shareholder has made, constituted and appointed and by the execution of this Agreement hereby irrevocably makes, constitutes and appoints the Shareholder's Representative as such person's true and lawful attorney-in-fact and agent, for such person and in such person's name, place and stead for all purposes necessary or desirable in order for the Shareholder's Representative to take the actions contemplated by the Transaction Documents on behalf of the Shareholders, with the ability to execute and deliver all instruments, certificates and other documents of every kind incident to the foregoing to all intents and purposes and with the same effect as such Shareholder could do personally, and each such Shareholder hereby ratifies and confirms as his own act, all that the Shareholder's Representative shall do or cause to be done pursuant to the provisions hereof. All notices and communications directed to the Shareholders under this Agreement shall be given to the Shareholder's Representative.

                          (c) The death or incapacity of any Shareholder shall not terminate the authority and agency of the Shareholder's Representative.

                          (d) The Shareholders hereby agree to indemnify the Shareholder's Representative and to hold him harmless against any and all loss, liability or expense incurred without bad faith on the part of the Shareholder's Representative and arising out of or in connection with his duties as Shareholder's Representative, including the reasonable costs and expenses incurred by the Shareholder's Representative in defending against any claim or liability in connection herewith.

         Section 16.      Miscellaneous

                          (a) Entire Agreement. This Agreement and the Schedules, certificates and other documents delivered pursuant hereto contain and constitute the entire agreement and understanding between the Shareholders and SEI and supersede and cancel all prior agreements and understandings relating to the subject matter hereof, whether written or oral, except the Confidentiality Agreements, which shall remain in effect. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in writing signed by the parties hereto.

                          (b) Severability. Should any one or more of the provisions of this Agreement or any agreement entered into pursuant hereto be determined to be illegal or unenforceable, all other provisions of this Agreement and such other agreements shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

                          (c) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Tennessee without regard to its principles of conflicts of laws.

                          (d) Further Assurances. Each party covenants that at any time, and from time to time, after the Closing, it will execute such additional instruments and take such actions as may be reasonably requested by the other parties to confirm or perfect or otherwise to carry out the intent and purposes of this Agreement.

                          (e) Waiver. Any failure on the part of any party to comply with any of its obligations, agreements or conditions hereunder may be waived by any other party to whom such compliance is owed. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

                          (f) Assignment. SEI may assign its rights under this Agreement to any affiliated entity, but otherwise this Agreement shall not be assignable by any of the parties hereto without the written consent of all other parties.

                          (g) Binding Effect. All of the terms of this Agreement, whether so expressed or not, shall be binding upon the respective personal representatives, successors and assigns of the parties hereto and shall inure to the benefit of and be enforceable by the respective personal representatives, successors and assigns of the parties hereto. This Agreement shall survive the Closing and not be merged therein.

                          (h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

                          (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                          (j) Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement or any other Transaction Document shall survive the Closing and shall not be extinguished thereby notwithstanding any investigation or other examination by any party.

                          (k) Construction of Terms. The language used in the Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party has reviewed this Agreement and that normal rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Whenever the masculine gender is used herein, it shall be deemed to include the feminine and the neuter.





                           [SIGNATURES ON NEXT PAGE]

              IN WITNESS WHEREOF, the undersigned have executed this Combination Agreement as of the day and date first above written.


                                        SERVICE EXPERTS, INC.


                                        By:
                                            ----------------------------------
                                        Title:  Chief Executive Officer




                                        --------------------------------------
                                        [Shareholder], ___% Cash




                                        --------------------------------------
                                        [Shareholder], ___% Cash




                                        --------------------------------------
                                        [Shareholder], ___% Cash




                                        --------------------------------------
                                        [Shareholder], ___% Cash



                                        [COMPANY]


                                        By:
                                            ----------------------------------
                                        Title:
                                               -------------------------------

            LIST OF SCHEDULES TO BE PROVIDED BY COMBINING COMPANIES




Schedule 5(a)                             Ownership of the Shares
Schedule 5(d)                             Absence of Conflicting Agreements or Required Consents
Schedule 5(e)                             Interested Transaction
Schedule 6(a)                             Jurisdictions Where Qualified
Schedule 6(b)                             Capitalization
Schedule 6(e)                             Predecessor Companies; Disposition of Assets
Schedule 6(f)(i)                          Financial Statements
Schedule 6(f)(ii)                         Exceptions to Financial Statements
Schedule 6(g)                             Accounts Receivable and Payable
Schedule 6(h)                             Absence of Certain Changes
Schedule 6(i)(i)                          Ownership of Properties
Schedule 6(i)(ii)                         Exceptions to Ownership of Properties
Schedule 6(j)                             Taxes
Schedule 6(k)                             Insurance
Schedule 6(l)(iv)                         Environmental Conditions
Schedule 6(m)                             Contracts and Commitments
Schedule 6(n)                             Liabilities
Schedule 6(o)                             Employees and Labor Matters
Schedule 6(p)                             Employee Benefit Plans and Agreements
Schedule 6(q)                             Trademarks, Trade Names, Etc.
Schedule 6(r)                             Litigation
Schedule 6(s)                             Compliance with Laws, Regulations and Court Orders
Schedule 6(u)                             Consents and Approvals
Schedule 8(q)                             Shares of Capital Stock of Future University
Schedule 9(e)                             Form of Opinion of Counsel to the Shareholders
Schedule 9(g)(i)                          Sale of Real Estate and Non-Operating Assets
Schedule 9(g)(ii)                         Leased Real Property

                    LIST OF SCHEDULES TO BE PROVIDED BY SEI




Schedule 2(a)(i)                          List of Adjusted Net Income and Percentage
Schedule 2(a)(ii)                         Additional Adjustments to Adjusted Net Income
Schedule 2(c)(iii)                        Payment of Purchase Price
Schedule 2(c)(iv)                         Escrow Agreement
Schedule 7(h)                             No Broker's Fees
Schedule 9(g)(iii)                        Lease Agreement
Schedule 9(j)                             Form of Employment Agreements
Schedule 10(c)                            Form of Opinion of Waller Lansden Dortch & Davis